UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2009 (October 26, 2009)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices) (Zip Code)

806-771-5212
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On October 26, 2009, there was a development in the legal proceeding involving Xfone 018 Ltd. ("Xfone 018"), a 69% owned Israel based subsidiary of Xfone, Inc. (the “Company”) and Omer Fleisig.

Background

As previously disclosed, on December 16, 2008, Omer Fleisig filed a request to approve a claim as a class action (the “Class Action Request”) against Xfone 018, and Israel 10 - Shidury Haruts Hahadash Ltd., an entity unrelated to the Company (“Israel 10”), in the District Court in Petach Tikva, Israel (the “Israeli Court”).  Fleisig attempted to participate in a television call-in game show, which was produced by Israel 10, using Xfone 018’s international telecom services. The claim alleged that although Fleisig's two attempts to participate in the show were unsuccessful because he received a busy signal when trying to call in, he was billed by Xfone 018 for both attempts. Fleisig sought damages for the billed attempts. He was billed 10 NIS (approximately $2.70) for the calls. The Class Action Request stated total damages of NIS 24,750,000 (approximately $ 6,689,189) which reflects Fleisig's estimation of damages caused to all participants in the game show which (pursuant to the Class Action Request) allegedly received a busy signal while trying to call in to the game during a certain period defined in the Class Action Request.

Recent Development

On October 28, 2009, Xfone 018 was informed that on October 26, 2009, the Israeli Court approved Mr. Fleisig’s request to withdraw both his personal claim against Xfone 018 and the Class Action Request.  Mr. Fleisig’s personal claim was dismissed with prejudice, and the Class Action Request was dismissed without prejudice. The Israeli Court did not award any fees or expenses to either party.

Item 9.01                      Financial Statements and Exhibits

(a)           Not applicable.
(b)           Not applicable.
(c)           Not applicable.
(d)           None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: October 28, 2009	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Director